Exhibit 21.1

SUBSIDIARIES OF TRINSEO PLC

JANUARY 31, 2022

ENTITY NAME	JURISDICTION
Trinseo Belgium B.V.	Belgium
Trinseo Canada ULC	Canada
Trinseo Polymers (Zhangjiagang) Company Limited	China
Altuglas International Denmark A/S	Denmark
Trinseo Suomi Oy	Finland
Altuglas International S.A.S.	France
Trinseo France S.A.S.	France
Trinseo Deutschland Anlagengesellschaft MbH	Germany
Trinseo Deutschland GmbH	Germany
Styron Hellas M. EPE	Greece
Trinseo (Hong Kong) Limited	Hong Kong
Trinseo Materials (Hong Kong) Limited	Hong Kong
Trinseo India Trading Private Limited	India
PT Trinseo Materials Indonesia	Indonesia
Trinseo Finance Ireland Unlimited Company	Ireland
Trinseo Ireland Holdings Limited	Ireland
Trinseo Services Ireland Limited Company	Ireland
A.P.I. Applicazioni Plastiche Industriali S.p.A.	Italy
Altuglas S.R.L.	Italy
Trinseo Italia S.R.L.	Italy
Trinseo Japan Y.K.	Japan
Trinseo Korea Ltd.	Korea
Trinseo Finance Luxembourg S.à r.l.	Luxembourg
Trinseo Holding S.à r.l.	Luxembourg
Trinseo Luxco S.à r.l.	Luxembourg
Trinseo Materials Operating S.C.A.	Luxembourg
Altuglas Mexico, S.A. de C.V.	Mexico
Trinseo de Mexico, S. de R.L. de C.V.	Mexico
Trinseo Holding Asia Pte. Ltd.	Singapore
Trinseo Singapore Pte. Ltd.	Singapore
Trinseo Spain S.L.	Spain
Trinseo Sverige AB	Sweden
Trinseo Europe GmbH	Switzerland
Trinseo Export GmbH	Switzerland
Taiwan Trinseo Limited	Taiwan
Heathland B.V.	The Netherlands
Trinseo Holding B.V.	The Netherlands
Trinseo Netherlands B.V.	The Netherlands
Trinseo Kimya Ticaret Limited Şirketi	Turkey
Trinseo UK Limited	United Kingdom
Altuglas LLC	United States – Delaware
Americas Styrenics LLC	United States – Delaware

Trinseo LLC	United States – Delaware
Trinseo Materials Finance, Inc.	United States – Delaware
Trinseo U.S. Holding, Inc.	United States – Delaware
Trinseo U.S. Receivables Company SPV LLC	United States – Delaware
Aristech Surfaces LLC	United States – Kentucky

1 Represents a joint venture company of which the registrant indirectly owns 50% of the voting equity.